Exhibit 99.1
AMERICAN SHARED HOSPITAL SERVICES REPORTS 15% REVENUE GROWTH
AND 8% INCREASE IN OPERATING INCOME FOR THE SECOND QUARTER OF 2005
San Francisco, CA, July 26, 2005 — AMERICAN SHARED HOSPITAL SERVICES (AMEX,PCX:AMS), the leading provider of Gamma Knife® radiosurgery services, today announced higher revenue, operating income and net income for the second quarter and first half of 2005 versus the comparable periods of 2004.
“AMS’s growth this year has been fueled by the addition of two new Gamma Knife units that went into service in the first half of 2005, as well as strong growth in the second quarter from Gamma Knife units in operation for more than one year,” said Ernest A. Bates, M.D., Chairman and Chief Executive Officer. “Our 21st Gamma Knife project, at Mercy Health Center in Oklahoma City, is expected to begin treating patients in August.”
For the three months ended June 30, 2005, revenue increased 15% to $4,730,000 compared to $4,114,000 for the same period last year. Operating income improved for the 18th consecutive quarter, increasing 8% compared to the prior year period to $854,000 from $794,000 last year. Income before income taxes increased 10%, to $624,000 compared to $568,000 for the second quarter of 2004. Net income for the second quarter of 2005 increased to $391,000, or $0.08 per diluted share, reflecting an effective income tax rate of 37%. This compares to net income for the second quarter of 2004 of $389,000, or $0.08 per diluted share, reflecting an effective income tax rate of 32%. The higher 2005 income tax rate resulted from a reduction in income tax benefit related to the exercise of previously expensed stock options, to $16,000 for this year’s second quarter from $48,000 for the same period last year.
For the six months ended June 30, 2005, revenue increased 10% to $9,179,000 from $8,343,000 for the first six months of 2004. Operating income increased 5% to $1,690,000 from $1,611,000 a year ago. Income before income taxes increased 6%, to $1,229,000 from $1,157,000 for the same period last year. Net income for the first six months of 2005 increased to $786,000, or $0.15 per diluted share, reflecting an effective income tax rate of 36%. This compares to net income for the first six months of 2004 of $759,000, or $0.15 per diluted share, reflecting an effective income tax rate of 34%.
Dr. Bates said, “We currently are discussing opportunities with a large number of potential clients. While we did not consummate any transactions in the second quarter, activity was high. We are confident that the many doors we have opened this year ultimately will prove both beneficial and profitable to us as we seek to increase both the depth and breadth of our business. In addition to the large number of locations we have identified that we believe can support a Gamma Knife, we also see substantial opportunities for long-term growth in the emerging market for Intensity Modulated Radiation Therapy (“IMRT”) or Image Guided Radiation Therapy (“IGRT”) equipment. During the second quarter we also invested in the development of our Operating Room for the 21st Century ® concept, and we are encouraged by the progress we are making in this area as well.”
Dr. Bates added, “Because of our strong performance, AMS recently increased its quarterly cash dividend by 5.6%, to $0.0475 per share. Based on AMS’ stock price on June 30, 2005, this represents a dividend yield of 3.1%. In addition to providing a tangible reward to our loyal shareholders, this dividend increase clearly signals our confidence in AMS future. We are proud that we have now delivered a total return to our shareholders, including dividend payments and stock price appreciation, of 162% from the date of our first dividend payment in 2001 through June 30, 2005.”
At June 30, 2005, the Company reported working capital of $3,875,000, and cash, cash equivalents and securities of $8,817,000. Shareholders’ equity increased to $18,016,000 compared to $17,546,000 at December 31, 2004.

Earnings Conference Call
American Shared has scheduled a conference call for today at 4:00 pm EDT (1:00 pm PDT) today. To participate in the live call, dial 800-471-6718 at least 5 minutes prior to the scheduled start time. A simultaneous WebCast of the call may be accessed through the Company’s website, www.ashs.com, or through CCBN, www.companyboardroom.com. A replay will be available for 30 days at these same internet addresses, or by calling 888-843-8996, pass code 12291081.
About AMS
American Shared Hospital Services is building a profitable medical services company in an underserved niche — turnkey technology solutions for advanced radiosurgical procedures. The Company’s core business is supplying hospitals with the Gamma Knife — a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Gamma Knife, the gold standard in radiosurgery, reduces surgical risk and patient discomfort, resulting in a shorter hospital stay and lower risk of complications. In most cases, Gamma Knife patients resume their normal activities within a few days of treatment, compared to weeks or months for patients who undergo conventional surgery. More than 250,000 patients worldwide have already received this treatment. American Shared Hospital Services is the world leader in providing Gamma Knife radiosurgery services.
Safe Harbor Statement
This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife business and the risks of developing its IMRT and The Operating Room for the 21st Century® programs. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, its Quarterly Report on Form 10-Q for the period ended March 31, 2005 and the definitive Proxy Statement for the Annual Meeting of Shareholders to be held on June 16, 2005.

Contacts:	American Shared Hospital Services
Ernest A. Bates, M.D., (415) 788-5300
Chairman and Chief Executive Officer
e.bates@ashs.com

Berkman Associates
Neil Berkman, (310) 277-5162
President
info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES
Selected Financial Data
(unaudited)

	Summary of Operations Data
	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Revenue	$4,730,000	$4,114,000	$9,179,000	$8,343,000
Costs of revenue	2,432,000	1,996,000	4,589,000	4,030,000

Gross margin	2,298,000	2,118,000	4,590,000	4,313,000
Selling & administrative expense	933,000	762,000	1,854,000	1,528,000
Interest expense	511,000	562,000	1,046,000	1,174,000

Operating income	854,000	794,000	1,690,000	1,611,000
Interest & other income	57,000	20,000	100,000	43,000
Minority interest expense	(287,000)	(246,000)	(561,000)	(497,000)

Income before income taxes	624,000	568,000	1,229,000	1,157,000
Income tax expense	233,000	179,000	443,000	398,000

Net income	$391,000	$389,000	$786,000	$759,000

Earnings per common share:
Basic	$0.08	$0.10	$0.16	$0.19

Assuming dilution	$0.08	$0.08	$0.15	$0.15

	Balance Sheet Data

	6/30/2005	6/30/2004

Cash and cash equivalents	$7,509,000	$9,344,000
Restricted cash	$50,000	$50,000
Securities	$1,258,000	$0
Current assets	$12,579,000	$12,520,000
Total assets	$48,315,000	$44,399,000

Current liabilities	$8,704,000	$8,059,000
Shareholders’ equity	$18,016,000	$15,899,000